Exhibit 10.1
Form of Executive Retention Letter Agreement
September __, 2005
[Name]
[Title]
7600 France Avenue South
Edina, MN 55435
Dear [Name]:
     1. Introduction. As you are well aware, on September 1, 2005, Ron Marshall, the Chief Executive Officer of Nash Finch Company, announced his intention to resign, effective March 2, 2006. The Company recognizes that this announcement, and the uncertainty and questions which it may raise for you, as the Company’s [Title], and other members of the Company’s management, could lead to the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that appropriate steps should be taken to minimize the risk that Company management will depart in anticipation or in the wake of this change in leadership, thereby leaving the Company without adequate management personnel during a critical period. The Committee recognizes that your continued employment with the Company involves a substantial personal and professional commitment on your part, and the possibility of foregoing present and future career opportunities, all of which results in substantial benefits to the Company. Therefore, to induce you to remain in the employ of the Company, this Executive Retention Letter Agreement (“Agreement”) including the Appendix, which has been approved by the Committee, sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated under certain circumstances described below during a proscribed period of time related to Ron’s departure and the appointment of a new Chief Executive Officer.
     2. Term of Agreement. This Agreement will become effective immediately upon execution, and will continue in full force and effect until the end of the Transition Period, at which time this Agreement shall automatically terminate.
     3. Benefits upon Termination During Transition Period. For purposes of this Agreement, “Commencement Date” means the date Ron Marshall ceases serving as the Company’s Chief Executive Officer, and “Transition Period” means the period of time beginning on the Commencement Date and ending on the date on which any successor to Ron Marshall (excluding any interim appointee) has served as the Company’s Chief Executive Officer for a period of twelve (12) consecutive months. If your employment by the Company is terminated during the Transition Period for any reason other than death, Cause, Disability or Retirement, or if you terminate your employment by the Company during the Transition Period for Good Reason, and such termination constitutes a “separation from service” within the meaning of Code Section 409A, then the following will apply:

     (i) Cash Payment. Commencing with the first payroll period following the Date of Termination, the Company will commence payments to you at a rate equal to your Highest Monthly Compensation, annualized and adjusted for the number of payroll periods in a year, and will continue such payments until the aggregate payments equal (A) your Highest Monthly Compensation multiplied by (B) the lesser of (I) the number of full or partial calendar months remaining until your Retirement or (II) [twelve (12)] [twenty-four (24)]. Notwithstanding the foregoing, if the payments to you are subject to the requirements of Section 409A(a)(2)(B)(i) of the Code and if you are determined to be a “key” employee of the Company within the meaning of Section 409A of the Code, then such payments will be suspended and not made until the first pay period following the six-month anniversary of the Date of Termination (or, if earlier, upon the date of your death). Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence will be paid as soon as administratively practicable following the six-month anniversary of your Date of Termination.
     (ii) Welfare Plans. The Company will maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earlier of (A) [twelve (12] [twenty-four (24)] calendar months after the Date of Termination or (B) your Retirement, all insured and self-insured employee welfare benefit Plans (including, without limitation, health, life, dental and disability plans) in which you were entitled to participate at any time during the ninety (90)-calendar-day period immediately preceding the Commencement Date, provided that your continued participation is possible under the general terms and provisions of such Plans and any applicable funding media and without regard to any discretionary amendments to such Plans by the Company following the Commencement Date and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation (based upon your level of benefits and employment status most favorable to you at any time during the ninety (90)-calendar-day period immediately preceding the Commencement Date). If the [twelve (12)] [twenty-four (24)] month-period ends before you have reached Retirement and you have not previously received or are not then receiving equivalent benefits from a new employer (including coverage for any pre-existing conditions), the Company will arrange, at its sole cost and expense, to enable you to convert your and your dependents’ coverage under such plans to individual policies or programs under the same terms as executives of the Company may apply for such conversions. In the event that, either before or after the [twelve (12)][twenty-four (24)] month period ends, you or your dependents’ participation in any such Plan is barred or not eligible for tax-favored treatment, the Company, at its sole cost and expense, will arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this clause (ii) or, if such insurance is not available at a reasonable cost to the Company, the Company will otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You will not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

     (iii) Non-Competition Obligations. As consideration for the payments provided in this Agreement (which are hereby acknowledged by you as providing you with additional and sufficient benefit to support the following covenant), you agree that in the event your employment with the Company is terminated upon conditions entitling you to the payments and benefits provided for under clauses (i) and (ii), above, you will not, without the prior written consent of the Company, alone or in any capacity (other than by way of holding             shares of a publicly traded company in an amount not exceeding five percent (5%) of the outstanding class or series so traded) with any other person or entity, directly or indirectly engage in competition with the Company or any Subsidiary, in association with or as an officer, director, employee, principal, agent or consultant of or to SuperValu, Inc. or Spartan Stores, Inc. for a period ending one (1) year after your Date of Termination.
For the avoidance of doubt, no benefit under this Section 3 shall be payable in connection with any termination outside of the Transition Period, irrespective of the circumstances.
     4. Confidentiality. You will not use, other than in connection with your employment with the Company, or disclose, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company; and you will use reasonable and prudent care to safeguard and protect and prevent the unauthorized disclosure of Confidential Information. Nothing in this Agreement will prevent you from using, disclosing or authorizing the disclosure of any Confidential Information: (a) which is or hereafter becomes part of the public domain or otherwise becomes generally available to the public through no fault of yours; (b) to the extent and upon the terms and conditions that the Company may have previously made the Confidential Information available to certain persons; or (c) to the extent that you are required to disclose such Confidential Information by law or judicial or administrative process.
     5. Fees and Expenses. The Company, upon demand, will pay or reimburse you for all reasonable legal fees, court costs, experts’ fees and related costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation or legal, administrative, arbitration or other proceeding relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, including, without limitation, your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you will be required to repay (without interest) any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.
     6. Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

     7. No Mitigation. You will not be required to mitigate the amount of any payments or benefits the Company becomes obligated to make or provide to you in connection with this Agreement by seeking other employment or otherwise. The payments or benefits to be made or provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any payments or benefits you may receive from other employment or otherwise.
     8. No Setoff. The Company will have no right to setoff payments or benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.
     9. Taxes. All payments and benefits to be made or provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.
     10. Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.
     11. Disputes. Any dispute, controversy or claim for damages rising under or in connection with this Agreement may, in your sole discretion, be settled exclusively by such judicial remedies that you may seek to pursue or by arbitration in Minneapolis, Minnesota by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company will be entitled to seek an injunction or restraining order in a court of competent jurisdiction (within or without the State of Minnesota) to enforce the provisions of Section 4 of this Agreement.
     12. Jurisdiction. Except as specifically provided otherwise in this Agreement, the parties agree that any action or proceeding arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.
     13. Related Agreements. To the extent that any provision of any other Plan or agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose; provided, however, that notwithstanding the foregoing, in the event of your termination following any “Change in Control” of the Company, as defined in that certain letter agreement between you and the Company, dated _______________, the terms of such other letter agreement will control and govern, and no additional payment of benefit will be owed hereunder. Nothing in this Agreement prevents or limits your continuing or future participation in any Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Plan or other agreement.
     14. No Employment or Service Contract. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.
     15. Survival. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement (other than at the expiration of the Transition Period without your earlier termination of employment), as the case may be, including, without limitation, the provisions of Sections 3, 4, 5, 7, 8, 9, 10 and 11 of this Agreement, will survive termination of your employment with the Company or termination of this Agreement (other than at the expiration of the Transition Period without your earlier termination of employment), as the case may be, and will remain in full force and effect according to their terms.
     16. Miscellaneous; Amendment; Compliance with Section 409A. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chair of the Committee; provided, however, that the Committee may make such amendments and modifications as it may deem reasonably necessary to cause this Agreement to qualify for an exception from or to comply with Section 409A of the Code. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any parties which are not expressly set forth in this Agreement.
This Agreement and related Appendix the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws provisions of any jurisdiction), except to the extent that the provisions of the corporate law of Delaware may apply to the internal affairs of the Company. Headings are for purposes of convenience only and do not constitute a part of this Agreement. Capitalized terms used in this Agreement will have the meaning given herein or in the attached Appendix. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
     If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
NASH FINCH COMPANY.
By: ____________________________
Ron Marshall, Chief Executive Officer
Agreed to this ___day of ____________, 2005
________________________________
[Recipient]

Appendix
Definitions of Terms Used in the Executive Retention Letter Agreement.
The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in the Executive Retention Letter Agreement will have the same meaning throughout that Agreement.
     (a) “Agreement” means the Executive Retention Letter Agreement as amended, extended or renewed from time to time in accordance with its terms.
     (b) “Board” means the board of directors of the Company duly qualified and acting at the time in question.
     (c) “Cause” means: (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Disability or incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to you by the chair of the Board which specifically identifies the manner in which such executive believes that you have not substantially performed your duties; or (ii) your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board does not expressly disapprove in writing of your engagement on such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that you engaged in those activities. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clause (i) or (ii) of this definition and specifying the particulars thereof in detail.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Company” means Nash Finch Company and any Subsidiary.
     (f) “Confidential Information” means information which is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. It includes information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services. It also includes, without limitation, information concerning research, development, purchasing, accounting, marketing and selling. All information which you have a reasonable basis to consider confidential is Confidential Information, whether or not originated by you and without regard to the manner in which you obtain access to that and any other proprietary information.
     (g) “Date of Termination” means: (i) if your employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such thirty (30)-calendar-day period); (ii) if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination; (iii) if your employment is to be terminated by the Company for any reason other than Cause, Disability, death or Retirement, the date specified in the Notice of Termination, which in no event may be a date earlier than ninety (90) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination; or (iv) if your employment is terminated by reason of death or Retirement, the date of death or Retirement, respectively. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) calendar days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 11 of this Agreement. During the pendency of any such dispute, the Company will continue to pay you your full compensation and benefits in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 11 of this Agreement.
     (h) “Disability” means a disability as defined in the Company’s long-term disability plan as in effect immediately prior to the Commencement Date or, in the absence of such a plan, means permanent and total disability as defined in Section 22(e)(3) of the Code.
     (i) “Good Reason” means:
     (i) an adverse change in your status or position(s) as an executive of the Company as in effect immediately prior to the Commencement Date, including, without limitation, any adverse change in your status or position(s) as a result of a material diminution in your duties or responsibilities or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);
     (ii) a reduction by the Company in your rate of total compensation (including, without limitation, salary and bonuses) (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Commencement Date;

     (iii) the failure by the Company to continue in effect any Plan in which you (and/or your family) are participating at any time during the ninety (90)-calendar-day period immediately preceding the Commencement Date (or Plans providing you (and/or your family) with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the ninety (90)-calendar-day period immediately preceding the Commencement Date, or the taking of any action, or the failure to act, by the Company which would adversely affect your (and/or your family’s) continued participation in any of such Plans on at least as favorable a basis to you (and/or your family) as is the case on the Commencement Date or which would materially reduce your (and/or your family’s) benefits in the future under any of such Plans or deprive you (and/or your family) of any material benefit enjoyed by you (and/or your family) at the Commencement Date;
     (iv) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and for purposes of this Agreement, no such purported termination will be effective; or
     (v) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Commencement Date, you were not expressly prohibited in writing by the Board from attending to or engaging in.
     (j) “Highest Monthly Compensation” means one-twelfth (1/12) of the highest amount of your compensation for any twelve (12) consecutive calendar-month period during the thirty-six (36) consecutive calendar-month period prior to the month that includes the Date of Termination. For purposes of this definition, “compensation” means the amount reportable by the Company, for federal income tax purposes, as wages paid to you by the Company, increased by the amount of contributions made by the Company with respect to you under any qualified cash or deferred arrangement or cafeteria plan that is not then includable in your income by reason of the operation of Section 402(a)(8) or Section 125 of the Code, and increased further by any other compensation deferred for any reason, including, without limitation, amounts deferred (whether vested or nonvested) pursuant to the Company’s Executive Incentive Bonus and Deferred Compensation Plan, Income Deferral Plan, and Deferred Compensation Plan.
     (k) “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you during the Transition Period must be communicated by written Notice of Termination.
     (l) “Plan” means any compensation plan (such as a stock option, restricted stock plan or other equity-based plan), or any employee benefit plan (such as a thrift, pension, profit sharing, medical, dental, disability, accident, life insurance, relocation, salary continuation, expense reimbursements, vacation, fringe benefits, office and support staff plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit employees (and/or their families) generally, management employees (and/or their families) as a group or you (and/or your family) in particular (including, without limitation the Company’s 1994 Stock

Incentive Plan, 2000 Stock Incentive Plan, Profit Sharing Plan, Deferred Compensation Plan, Income Deferral Plan, and Executive Incentive Bonus and Deferred Compensation Plan).
     (m) “Retirement” means the day on which you attain the age of sixty-five (65).
     (n) “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors is at the time owned by the Company and/or one (1) or more Subsidiaries.